Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation

The Board of Managers
Thoroughbred Retirement Investment Plan of Norfolk Southern
Corporation and Participating Subsidiary Companies:

We consent to the incorporation by reference in the registration statement (no. 333-207640) on Form S-8 of Norfolk Southern Corporation of our report dated June 12, 2017, with respect to the statements of assets available for benefits of the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the Plan) as of December 31, 2016 and 2015, the related statement of changes in assets available for benefits for the year ended December 31, 2016, and the supplemental schedule of the Plan (Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016), which report appears in the December 31, 2016 annual report on Form 11-K of the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

/s/ KPMG LLP
KPMG LLP
Norfolk, Virginia
June 12, 2017